EXHIBIT 11.1

General Code of Conduct

CorpBanca and Subsidiaries

General Code of Conduct

CorpBanca and Subsidiaries

A Message to Our Associates

Dear Associates,

In order to continue developing first-class human capital, this letter serves to inform all associates of our code of conduct, based on principles and values intended to guide and be upheld by all associates, both in their personal conduct as well as in performing their daily professional activities.

In response to the trust and recognition of our clients, suppliers, associates and shareholders, all CorpBanca associates should strive to retain this trust, strictly complying with the Code of Conduct.

For all these reasons, we have defined a set of principles that embody our organization’s spirit, philosophy and business practices, framed within our corporate values:

Passion: CorpBanca is synonymous with passion. Passion defines how we act and how we work. We fully engage ourselves, at an uninterrupted pace, always a step ahead. Aiming to be not only the first, but the best; to not only grow, but set the industry benchmark; to achieve not only victory, but excellence.

Creativity: CorpBanca is a creative attitude. We do our jobs and take on challenges with a proactive, responsive, innovative, flexible and persistent approach. Change is at the forefront of our minds. We are constantly in search of growth and learning opportunities and best practices.

Service: CorpBanca is a vocation for customer service. We have a natural, lasting bond with our clients; satisfying their needs and expectations is at the core of our organization. We stay one step ahead of the market, continuously improving the value of the services and products we offer. We fulfil commitments and resolve issues in a timely manner. Service is the driving force behind our daily actions. We want our clients to feel like part of the CorpBanca family at all times.

Collaboration and Teamwork: CorpBanca is a spirit of collaboration and teamwork. We act with the utmost transparency and honesty, always favoring team success over personal accomplishment. We understand that excellence is not achieved in the solitude of individual achievement but rather by contributing to the goals of the group. We know that the greater the challenge, the greater the need to work as a team.

Discipline: CorpBanca is a model of discipline, based on self-accountability. We each serve as guarantors of strict compliance with our commitments as well as with legal and internal standards and therefore, of our own future. We conduct ourselves at all times with integrity and honour, thus strengthening the confidence our clients, shareholders and community place in us. Within the context of this value, we strive for excellence and the best outcomes, with the highest degree of self-motivation.

Talent: CorpBanca is its people. Our organization’s success depends on our skills and talents, reflected in our participation, development, leadership and empowerment. We feel motivated and valued based on our merit, competencies and contributions. We have built a respectful, mutually beneficial environment that encourages diversity and work-life balance. We recognize that we are CorpBanca’s most important asset.

Our organization promotes and protects these corporate values and, therefore, has designed this code of conduct to guide the ethical and professional behaviour of all CorpBanca associates, through both specific standards and continuous individual inquiry.

Each of CorpBanca’s associates should act consistently, coherently and permanently in accordance with these values.  Each must carry out their duties responsibly and behave properly at all times.

The standards defined by CorpBanca on business and personal conduct should respect, observe, comply with and apply the laws governing their activities.

In carrying out their particular functions, our associates should know how to identify any situation that may jeopardize their professional objectivity and should avoid any conduct that creates a real or possible conflict of interest or that violates any other provision of the Code of Conduct or the Internal Rules on Order, Hygiene and Safety, or that is inconsistent with the best interests of CorpBanca, our clients, associates, suppliers or others.

The guidelines contained in this Code of Conduct are meant to complement each employee’s contract and all internal and external standards as well as current legislation. Thus, it is intended to guide our associates’ behaviour so that ethical behaviour extends beyond the provisions of the General Code of Conduct.

Mario Chamorro C.

Chief Executive Officer

1. Scope of Application

The General Code of Conduct applies to all CorpBanca associates, who must sign written confirmation, using Appendix 3, acknowledging that they understand and promise to comply with the obligatory standards and actions in performing their jobs.

For the purposes of this Code, CorpBanca will be understood to include the Bank and its Subsidiaries.

2. Internal Organization

2.1 Compliance Committee

The purpose of this internal control committee is to monitor compliance with the Codes of Conduct and other complementary rules; establish and develop procedures needed to comply with these codes; interpret, manage and supervise compliance with these rules; and resolve any conflicts that may arise. The Compliance Committee is comprised of the following executives:

• One director

• Chief Executive Officer

• Legal Services Division Manager

• Division Manager of Human Resources and Development

• Compliance Officer

This Committee shall meet at least once every 2 months and shall hold extraordinary sessions when deemed necessary by either its President, the Compliance Officer or a majority of its members, in order to maintain itself informed of activities and matters concerning compliance with the Codes of Conduct and other complementary rules, and shall be governed by by-laws that specify its functions, which shall include:

1. Issue instructions necessary to develop and comply with the provisions of the Codes of Conduct.

2. Ensure adherence with the provisions of the Code of Conduct.

3. Propose sanctions to the Bank’s Management that it believes should be applied for Code of Conduct violations. The recommended sanction should be communicated to the Chief Executive Officer, who shall abstain from the process of analyzing and evaluating, but not from concluding, each case.

4. Request, from any party deemed appropriate, participation, documentation and/or information needed to carry out its functions.

2.2 Compliance Officer

The Compliance Officer shall perform the executive functions of the Compliance Committee, within the guidelines the committee may issue. In particular, the Compliance Officer shall be responsible for the following functions:

1. Apply the standards contained in this Code of Conduct and supervise compliance.

2. Ensure that the policies contained in this Code are constantly refined by proposing any needed modifications to the Compliance Committee.

3. Inform the Compliance Committee of any violations of the Code of Conduct as soon as they are known, providing full details including the identity of the persons involved and, if appropriate, recommendations or proposals for future steps and measures to take.

4. Guarantee the confidentiality of information reported by individuals disclosing violations of this Code of Conduct.

5. Periodically report to the Compliance Committee on any situations that have occurred or activities that have been developed related to its functions.

6. Ensure implementation of Training Programs that make certain all associates are familiar with the behaviour standards and the importance of complying with and adhering to these standards and other internal policies.

This list is not exclusive and, therefore, the Board of Directors, Audit Committee or members of the Compliance Committee may add any other function they deem necessary, whether of a permanent, specific or occasional nature.

In order to carry out their functions, the Compliance Committee and Compliance Officer shall possess broad powers for these purposes and have access to all documentation and information they can legally procure from the persons and areas involved at CorpBanca.

3. Business Conduct

3.1 Personal Responsibility

It is the responsibility of each and every one of CorpBanca’s associates to read, become familiar with and strictly adhere to this Code of Conduct, which is meant to complement each employee’s contract as well as external regulatory standards and Chilean legislation. Consequently, each of us is individually responsible for our actions.

Nevertheless, issues and situations may arise that are not described in any document, but for which we expect conduct and decision-making in line with the same high ethical and moral standards.

Individuals in supervisory positions should ensure at all times that their instructions follow external and internal standards and that, if no standard exists for a particular issue, instructions should be logical and adhere to sound criteria and the highest ethical standards.

It is not acceptable for a superior to give instructions that contradict either external or internal standards. Therefore, if an associate receives instructions that violate the principles expressed in this Code, he shall inform the Compliance Officer or any other member of the Compliance Committee so that they can adopt measures to ensure compliance.

Individual responsibility for our actions is essential to performing our functions and, therefore, we may reject orders from our supervisors that do not comply with this Code.

3.2 Conflicts of Interest

A conflict of interest is defined as any situation that may affect or influence the independence or objectivity of our associates’ conduct or interfere with their decisions or obligations regarding clients or suppliers or their relationship with their superiors or the institution itself.

Therefore, associates shall, in personal or work-related activities, avoid any situations that create or could create conflicts of interest with respect to their position in the Bank. As a result, associates shall refrain from the following behaviours (list not exhaustive):

1. Participating in any process to evaluate or select suppliers where the associate has a personal, family, economic or other type of interest that may influence his assessment or decision.

2. Requesting or contracting services and/or jobs from CorpBanca suppliers for private purposes.

3. Providing any type of data, information or advice that may affect CorpBanca’s ability to compete or assist another entity, client or supplier in competing or negotiating.

4. Giving preferential treatment to any individual applying to CorpBanca over other candidates, based on personal relationships.

5. Accepting gifts, invitations or commissions from a client or supplier that are inconsistent with the existing commercial relationship, either because of their economic value or the occasion on which they are given.

In general, participating in any process or making decisions of any nature with respect to granting loans, products or financial services, hiring, and any transaction or matter in which the associate has a direct or indirect interest, whether family, personal or economic.

Lastly, CorpBanca reserves the right to determine if specific conducts constitute real or apparent conflicts of interest or are prohibited, regardless of whether they are specifically identified as such in this Code.

If an associate participates in or learns of a conflict or potential conflict involving private or family interests, he shall notify the Compliance Officer or upper management at the level of Manager or above, who shall in turn notify the Compliance Officer for his subsequent analysis.

3.2.1 Gifts and Favors

1. As a general rule, gifts or other courtesies or favors that, given their value, may influence or be interpreted as affecting our actions or decisions, should not be directly or indirectly accepted from clients or suppliers.

2. All CorpBanca associates shall provide quality service to our clients and/or suppliers at all times without intending to receive compensation, other than salaries and variable income, of any sort.

3. Consequently, if the gift or favor is not meant to affect the independence of our actions or decisions, it can be accepted as long as its value does not exceed one point five unidades de fomento (1.5 UF). Repeated gifts from the same client and/or supplier whose collective value exceeds the permitted amount may also not be received; however, the decision-making criteria shall be based on the good faith of the associates.

If the value exceeds one point five unidades de fomento (1.5 UF), the Compliance Officer shall be notified using the “Disclosure of Gifts or Benefits from Clients or Suppliers” form (Appendix 1), who shall analyze the steps to be taken.

4. Associates are prohibited from receiving any sum of money or any type of securities.

5. Associates may accept invitations to dinners or events arranged by any client or supplier that are related to their professional duties within CorpBanca, as long as the situation does not imply any commitment or influence or, given its character, nature or frequency, cannot be interpreted as a deliberate attempt to affect the associate’s independence, impartiality or judgment.

In the case of invitations to events outside Santiago or outside Chile, associates should request prior authorization from the Compliance Officer, providing all information about the invitation such as place, date, organizer, programs, guests invited, etc., which shall be evaluated and resolved by the Compliance Committee.

The Compliance Committee may perform this evaluation with at least 50 percent-plus-one of its members present. Should any invitation or situation arise that has not been informed and addressed previously, the associate shall notify the Compliance Officer to evaluate and determine the steps to follow.

3.2.2 Business Opportunities

1. Associates are prohibited from participating in business decisions on behalf of CorpBanca in transactions in which they have a personal financial or other type of interest.

2. Associates may not, in representation of CorpBanca, directly participate in any transaction involving persons with which the associate has a family, personal, economic or other type of relationship. For example, sales executives may not participate in evaluating or managing asset or debt products of any client with which a family, personal, management or ownership, whether direct and/or indirect, affiliation exists (time deposits are excluded).

3. Associates are prohibited from disclosing and using confidential information regarding CorpBanca, its clients and/or suppliers for their own or others’ advantage. This prohibition also applies to insider information, as defined by law.

4. Associates are prohibited from accepting or agreeing to accept fiduciary appointments (i.e. positions based only on trust such as executors, administrators, trustees) from clients and/or suppliers.

5. Associates are prohibited from accepting to represent clients or individuals or companies that provide services to CorpBanca and making use of their powers of representation.

6. Associates are prohibited from attempting to access the inheritance or insurance benefits of any CorpBanca client and/or supplier as heir or legatee.

Likewise, in the event that any of our associates learns that one of our clients and/or suppliers intends to designate him as an heir, legatee or insurance beneficiary, the associate may not accept this benefit without prior written authorization from the Compliance Officer, who shall present the situation to the Compliance Committee for their evaluation based on factors such as: conflicts of interest, improper influence, etc.

7. Associates are prohibited from having signature power on clients’ current accounts, acting as proxy or co-holder of safety deposit boxes or representing clients in any other way.

8. Participating in business deals, commissions or any other type of benefit offered by a client, supplier or commercial partner of CorpBanca to a member of CorpBanca or a direct member of his family is prohibited. Should such a situation arise, associates are obligated to notify the Compliance Officer.

3.2.3 Real Estate Purchases in Court-Ordered Foreclosure Auctions

In order to ensure transparency in auction processes and avoid possible abuse, associates and any individual with a personal, family, economic or other type of relationship with an associate are prohibited from being awarded any type of asset, whether real estate or chattel property, that is sold at the request of the Bank or any of its subsidiaries, in relation to lawsuits, tender offers, bankruptcy, etc.

3.2.4 General Criteria for Preventing Conflicts of Interest

Independent of any specific restrictions that may be established by the Office of Compliance for particular cases, no associate may grant, approve or exercise influence so as to approve loans or deals between CorpBanca and clients or suppliers with which the associate has an affiliation.

Any situations not in accordance with this Code shall be communicated to the Compliance Officer as soon as they are identified and with sufficient notice before taking any actions that may be affected by the situation.  CorpBanca reserves the right to determine if specific conducts constitute real or apparent conflicts of interest or are prohibited, regardless of whether they are specifically identified as such in this Code.

Any doubt with respect to how a potential conflict of interest should be resolved should be directed to the Compliance Officer.

Ultimately, the Compliance Committee will be responsible for assessing the steps to follow for all conflict of interest cases presented to it for judgment.

3.3 Use of Insider Information

Insider information shall be defined as any information regarding CorpBanca, its businesses or the securities it issues that has not been disclosed to the market and knowledge of which, given its nature, is capable of influencing the price of the securities issued. Insider information also includes information about acquisitions or divestitures of securities to be made by CorpBanca or its clients, potential clients and/or suppliers, before these transactions are communicated to the market.

All CorpBanca associates that become aware of any insider information should hold the information in strictest confidence and may not use it to make gains or avoid losses, directly or indirectly, to benefit themselves or others.

As a result, associates shall refrain from the following behaviours (list not exhaustive):

• Make use of non-public information obtained from its clients, directly or indirectly, for personal investments. For example, investment policies and strategies, plans and negotiations, financial matters.

• Make use of non-public information obtained from business with suppliers as a result of one’s rank, activity or position within the Bank, directly or indirectly, for personal investments. For example, mergers, acquisitions, award or termination of a significant contract, key management changes, estimates of unexpected financial results, important litigation, gains or losses.

• Purchase or sell shares, bonds or other securities, on his own behalf or that of third parties, when the transaction is based on specific behaviour, attitude or information from a client, learned by the associate in performing his duties for CorpBanca.

• Transmitting, to any individual, information learned in one’s capacity as a CorpBanca associate that may affect the price of any security.

In general, engaging in any transaction or commercial act, directly or indirectly, for oneself or third parties, which is based or founded on any non-public information learned in one’s capacity as a CorpBanca associate.

Insider information may only be disclosed to persons that must be aware of it to perform their functions at CorpBanca. This information shall not be discussed in places where it may be overheard by persons who do not have a valid need to know the information, such as social gatherings, public places, taxis, elevators, restaurants, etc.

Transferring information regarding confidential business of or information on clients among the Loan, Risk, Commercial and Treasury Divisions and Subsidiaries shall be limited to what is strictly necessary for proper business functioning.

Any doubt with respect to how the use of insider information should be resolved or managed should be directed to the Compliance Officer.

Lastly, CorpBanca reserves the right to determine if specific conducts constitute real or apparent use of insider information or are prohibited, regardless of whether they are specifically identified as such in this Code.

3.4 Duty of Confidentiality

All CorpBanca associates shall protect and keep confidential any internal information they learn in performing their job and may not reveal, inform or disclose to others any confidential or secret information and any other information regarding CorpBanca’s products, businesses, methods or systems or with respect to its clients, their businesses and their personal financial situations.    This information shall not be disclosed nor shared with third parties, whether clients, relatives, friends, partners or other associates that do not need such information to perform their functions within CorpBanca. Internal information shall be defined as information which is not publicly known. It is also important to remember that the General Banking Law protects secrecy and confidentiality.

All information received by the Bank and classified as confidential (as defined in the Policy on Classification and Use of Information) shall remain confidential indefinitely, even after the individual no longer has any affiliation with the institution. This commitment shall be formalized by signing Appendix 2 “Confidentiality Agreement”.

In conclusion, information in our possession can only be shared with those with a legitimate and apparent right to know it, providing no law or regulation is violated.

4. Relationships

4.1 Client Relations

CorpBanca encourages lasting, trust-based relationships with clients, who are the core of our business, respecting their rights, attending to their needs and committing to continually refine our organization’s processes to improve customer attention and service.

For these reasons, our associates’ commitment to our clients is anchored in providing quality products and services that satisfy their needs. Therefore, among other aspects, clients should be informed of products and services offered by CorpBanca precisely and impartially, without promising non-existent advantages or benefits or hiding costs, nor offering advantages or benefits to certain clients to the detriment of others.

Associates shall avoid interacting with individuals or entities suspected to be involved in illegal or illegitimate businesses. Likewise, associates shall not take part in any operation or transaction with money from illegal activities or that goes against norms of good behaviour, such as money laundering, prostitution, theft, terrorism, arms trafficking, etc. Should an associate come across this type of operation, it shall notify the Compliance Officer as soon as possible, who shall work together with the Compliance Committee to determine what steps to follow.

4.2 Shareholder Relations

CorpBanca is committed to using capital sensibly to offer its shareholders greater security and returns.

CorpBanca provides its shareholders with timely, thorough and accurate information on matters of their concern.

4.3 External and Regulatory Relations

The Bank’s Chief Executive Officer, or the persons he appoints for these purposes, shall be responsible for communications with third parties and the media. No associate shall issue press releases or give media interviews without prior authorization from the Bank’s Chief Executive Officer.

Press releases may also be issued by the person in charge of investor relations, as designated by the Chief Executive Officer.

Should any important information regarding the Bank appear in the media that does not come from the aforementioned official sources, the Bank shall be authorized to decide whether to officially comment or not on the accuracy of the information, unless required to do so by authorities, in which case the Bank may adopt any of the informative mechanisms contained in current legislation.

CorpBanca associates shall behave in a respectful and collaborative manner, within the context of their speciality, with all public and private authorities. CorpBanca associates shall behave in a respectful and collaborative manner, within the context of their speciality, with all representatives from regulatory authorities.

Associates are prohibited from extending offers, favors, compensation or courtesies to public or private officials or regulatory employees that may be interpreted as intending to obtain benefits from authorities or external regulators.  Nevertheless, any doubt with respect to how regulatory relations should be conducted should be directed to the Compliance Officer.

4.4 Associate Relations

Generally speaking, the relationship between CorpBanca and its associates is based primarily on matters addressed in the Internal Rules on Order, Hygiene and Safety and the Human Resources Policy and Procedure Manual, among which include:

1. At CorpBanca, relations with associates are rooted in understanding, trust and mutual commitment.

2. CorpBanca values and provides a setting that encourages transparency and freedom of expression in its work relationships.

3. CorpBanca respects the privacy of its associates and prohibits disclosure of information about them without their prior consent.

4.5 Supplier Relations

In general terms, the relationship between CorpBanca’s associates and its suppliers is detailed in the Policy Manual on Expenses, Investments and Supplier Management, which emphasizes the following matters, among others:

1. Associates should encourage long-term relationships with suppliers based on mutual trust.

2. Supplies and external services should be contracted in accordance with procedures established for each case and, if no such procedures exist, using transparent and objective procedures.

3. Associates, especially those involved in making decisions to contract supplies or services or establishing pricing conditions, shall avoid any type of interference that may affect their impartiality or objectivity in these matters.

5. Responsibilities of Persons Covered by Code

5.1 Business Behaviour

It is vitally important and necessary for all CorpBanca associates to properly manage their personal finances and ensure that their indebtedness levels are compatible with their income, so they are always certain they will fulfil their commercial commitments under the agreed-upon terms and conditions.

5.2 Investments and Activities beyond Functions Performed for CorpBanca

During business hours, associates are not authorized to carry out work other than that agreed-upon with CorpBanca.

If they wish to perform such work outside of office hours, they must inform their Division Manager, who shall determine if it interferes, competes or conflicts with CorpBanca’s interests or creates the possibility that the associate’s work-related obligations or duties will not be properly fulfilled. In any case, the associate shall conduct himself irreproachably in a manner that does not affect CorpBanca’s image, refraining from using the name of the Bank and its Subsidiaries or its infrastructure in general and not violating the provisions of this Code.  If an associate wishes to invest in securities markets, these transactions shall not be conducted on a customary or recurring basis, and therefore:

• Sale or disposal of shares other than shares of CorpBanca shall not be made within less than 45 days from the date of purchase.

• Sale or disposal of CorpBanca shares shall not be made within less than 90 days from the date of purchase.

In addition, associates and these transactions should adhere to the policies and standards defined in the Code of Conduct of securities markets and should not interfere with or affect the development of CorpBanca’s business.

In this sense, when a Manager learns of any situation that violates the aforementioned standards, he shall inform management from the Human Resources and Development Division so they may make the respective decisions.

5.3 Commitment to CorpBanca

All associates are responsible for safeguarding CorpBanca’s assets, properly using resources made available to them and avoiding actions that may cause damage. Among other matters, the following should be considered:

1. Avoiding conduct that harms any of CorpBanca’s assets.

2. Taking special care to protect IT systems, maximizing security measures in place.

3. Not using CorpBanca’s image, name or brand except for properly carrying out one’s professional activities.

4. Appropriately using electronic mail, internet access or other similar resources made available to associates.

5.4 Sexual Harassment

All CorpBanca associates are strictly prohibited from engaging in any behaviour that is inconsistent with a civilized work environment based on mutual respect among associates and are especially prohibited from making improper requests or insinuations of a sexual nature, through any means, that are not consented to by the recipient and that threaten or harm his or her work situation or employment opportunities. The aforementioned conduct constitutes, for the purposes of this Code, sexual harassment behaviour.

Sexual harassment behaviour does not include consensual affectionate relationships that may exist between two associates, which shall be communicated in writing in a timely manner to the Compliance Officer.

Any employee that falls victim to behaviour defined by law or internal regulations as sexual harassment has the right to report such behaviour in writing to the Compliance Officer.  The matter will be treated with the strict confidence it deserves, notwithstanding application of legal procedures in force.

5.5 Workplace Safety

The behaviours of associates regarding safety standards are defined in the Internal Rules on Order, Hygiene and Safety, which shall be complied with as indicated in article 67 of Law 16,744.

5.6 Drug and Alcohol Abuse

Associates are prohibited from reporting to work under the influence of alcohol, drugs or narcotics or possessing alcoholic beverages or hallucinogenic drugs on CorpBanca’s premises. They are also prohibited from selling, consuming or giving these substances for consumption at any time and under any circumstances.

In any activity sponsored by CorpBanca, associates are strictly prohibited from excessive alcohol use and should conduct themselves in accordance with good practices.

5.7 Political Activities

An associate’s right to participate in legally recognized political activities should be exercised so that these activities are not understood, in any way, to be associated with CorpBanca or to question its commitment to political neutrality. Similarly, participation in such activities should not affect the associate’s professional objectivity nor lessen his dedication to CorpBanca beyond that established in current legislation.  In particular, those associates that, in exercising their rights, run as candidates for public office shall resign from the position they hold at CorpBanca.

However, any associate that engages in political activity shall do so outside of business hours and CorpBanca’s facilities.

5.8 Compliance

The Managers of the various areas and divisions within CorpBanca are responsible for ensuring compliance with the General Code of Conduct in his respective area.

The Office of Compliance is in charge of promoting development and ensuring operational effectiveness of the standards and procedures necessary to guarantee compliance with laws and standards of ethical behaviour, as well as behavioural criteria and guidelines contained in this Code.

The Office of Compliance is also responsible for identifying any potential violations and properly managing any resulting risks, as well as ensuring associates are appropriately trained on the General Code of Conduct.

In general, management from the Human Resources and Development Division shall work towards proper observance of this Code.

6. Violations of Standards and Communicating Problems and Irregularities

6.1 Violations of CorpBanca’s Standards

CorpBanca’s associates are committed to our policies, standards and procedures. Therefore, any violation shall be sanctioned in accordance with current internal and external standards regulating the relationship between CorpBanca and its associates, notwithstanding any civil and criminal liability that may exist. This policy exists to protect CorpBanca and its clients from risks and losses and to protect associates from any unfounded, inaccurate or unjustified accusation. Some matters to consider, among others, include:

1. The qualified courts of justice shall be notified of any act that may constitute a crime.

2. In the event of presumption of negligence by any CorpBanca associate, care must be taken to avoid unfounded, inaccurate or unjustified accusations.

3. The following conduct, among others, violates CorpBanca’s rules and standards:

A. Negligence or omission in complying with internal standards and general and specific policies issued by CorpBanca.

B. Failure to comply with standards, rules and laws issued by regulatory and/or supervisory bodies such as the Central Bank of Chile, the Superintendency of Banks and Financial Institutions, the Superintendency of Securities and Insurance, the Chilean Internal Revenue Service and the US Securities and Exchange Commission (Sarbanes-Oxley Act).  Each associate is responsible for familiarizing himself with these standards.

C. All conduct that constitutes a crime or misdemeanour as per current laws.

D. Hiding important information or giving erroneous information to any person performing an audit or investigation.

E. Failing to report, hiding or retaining information regarding violations of CorpBanca’s standards, rules and policies.

F. Retaliating, directly or indirectly, or encouraging retaliation against any associate that has reported serious suspicion that CorpBanca’s policies have been violated.

6.2 Communicating Problems and Irregularities

CorpBanca’s Board of Directors and upper management are committed to the importance of each associate’s role in achieving high organizational behaviour standards.

Therefore, the Bank has created communication channels that guarantee confidentiality, transparency, ease of access, privacy and anonymity, so that any member or associate of CorpBanca may express concerns, doubts, questions or reservations or report irregularities, violations or questionable situations regarding accounting or internal control matters and particularly regarding compliance with this Code.

All information received shall be handled confidentially and treated depending on the nature of the information. In accordance with our non-retaliation standards, each action shall be reviewed and evaluated as appropriate using principles of good faith.

6.3 Communication Channels

The following channels have been defined for reporting such information:

1. You may directly contact the Compliance Officer in person, by email (marco.bravo@corpbanca.cl) or by phone (extension 2561).

2. You may also contact the Comptroller or Operational and IT Risk Audit Manager in person, by phone at extensions 2490 and 2440, respectively, or by email (jose.mena@corpbanca.cl or eduardo.ruiz@corpbanca.cl), or the Human Resources and Development Manager.

3. If an associate wishes his identity to remain private, the following 2 anonymous mechanisms are available:

• An email address: auditoriainterna@corpbanca.cl, that can receive emails from outside CorpBanca.

• A post office box: Correspondence should be addressed to the Operational and IT Risk Audit Manager, Casilla 80 D, Correo Central Santiago.

Regardless of the reporting mechanism, these situations shall be communicated to the Compliance Committee.

These measures will enable us to strengthen our corporate image, work place and internal control environment, providing all associates the proper means by which to responsibly voice their concerns regarding unusual conduct and actions.

CorpBanca’s Upper Management promises to safeguard the identity of the information source, regardless of rank or position within the Bank.

7. Anti-Money Laundering and Terrorism Financing

CorpBanca believes in the importance of and is committed to supporting external and internal authorities in upholding all laws and standards against money laundering and terrorism financing.

Given the nature of financial transactions used for criminal activity, it is possible that banks and banking activities indicated by law may be used as agents to transfer or deposit funds from a range of criminal activities, particularly those relating to drug trafficking and terrorism, thus compromising the stability, seriousness and credibility of diverse institutions on a global scale.

Therefore, it is the duty of all CorpBanca associates to comply with the policies described in the Anti-Money Laundering Manual and all specific standards on the matter.

8. Termination of Relationship with CorpBanca

All persons having signed this Code whose relationship with CorpBanca is terminated shall abstain from using any information obtained during their period of affiliation with the institution, including client lists or relationships.

Associates assume that all work developed for CorpBanca, whether or not considered intellectual property, belongs wholly and exclusively to CorpBanca. CorpBanca shall retain possession of reports, proposals, studies, programs and any other product derived from work carried out at the Bank, which may not be copied, reproduced or transmitted in any form without written authorization from CorpBanca.

Associates undertake to return any material that is property of CorpBanca that is in their possession when their activities at CorpBanca are terminated.

All information received by the associate and classified as confidential shall remain confidential indefinitely, even after the individual no longer has any affiliation with the institution.

9. Acceptance of Code of Conduct

All CorpBanca associates and Directors declare to have read and understood this General Code of Conduct and undertake to strictly comply with its contents by signing Appendix 3.

Management from the Human Resources and Development Division is responsible for distributing, receiving and safeguarding this appendix, as well as providing all associates with a complete copy of this Code upon joining CorpBanca.

10. Failure to Comply

Failure to comply with any of the standards contained in this Code shall be perceived as inobservance of the obligations of loyalty and diligence that all associates have with CorpBanca and the Compliance Committee shall propose, to the Bank’s Management, the sanctions it deems should be applied for the violations of the standards contained in the Codes of Conduct. The recommended sanction should be communicated to the Chief Executive Officer, who shall abstain from the process of analyzing and evaluating, but not from concluding, each case.

Failure to comply with this Code is also considered a violation of an associate’s employment contract, which may give rise to a verbal or written warning or even termination of the contract, notwithstanding any civil and criminal sanctions appropriate based on current law, based on the nature and gravity of the events and the consequences to CorpBanca and the market in general.

11. Updates and Modifications

Update and modification: March 2009

12. Appendices

Appendix 1 Disclosure of Gifts or Benefits from Clients or Suppliers

Name of Declarer	Taxpayer ID No.	Position	Date of Disclosure

Company/Individual	Relationship	Description of Gift or Benefit	Estimated Value of Gift or Benefit	Date of Receipt	Additional Information

Signature of Associate

Appendix 2 Confidentiality Agreement

Santiago,                                  , 20

The undersigned, an associate of CorpBanca or its Subsidiaries, solemnly swears to keep confidential all information regarding transactions of the Bank and its Subsidiaries with its clients, as well as the status or balance of their accounts, and to not divulge or communicate to any person the events that occur in the Bank’s offices that may come to his knowledge, except as ordered by a qualified judge or the Bank’s Board of Directors.

Name of Associate	Taxpayer ID No.	Signature of Associate

Appendix 3 Acknowledgement of Code of Conduct

Santiago,                                  , 20

By this instrument,                                                                                                                           , Taxpayer ID Number                                             , hereby declares to understand and commits to comply with the “General Code of Conduct”, which is part of the set of obligatory standards of conduct that employees of CorpBanca and its Subsidiaries must meet in performing their duties.

The employee undertakes to maintain up to date his knowledge of changes that may be made to this and other manuals related to his functions. To do so, the associate shall review these manuals on the Bank’s intranet at least once every quarter.

Signature of Associate